Exhibit 99.1

River Valley Bancorp Announces Pricing of Underwritten Public Offering
of 825,000 Shares of Common Stock

MADISON, IN., July 1, 2014 – River Valley Bancorp (Nasdaq: RIVR) announced today the pricing of an underwritten public offering of 825,000 shares of its common stock at a public offering price of  $20.50 per share, for gross offering proceeds of approximately $16.9 million. The Company has granted the underwriter a 30-day option to purchase up to an additional 123,750 shares of common stock to cover over-allotments. The offering is expected to close on July 7, 2014.

The Company intends to use the net proceeds from the offering to redeem all 5,000 of its issued and outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A and for general corporate purposes, including the contribution of a portion of the proceeds to River Valley Financial Bank, its wholly-owned bank subsidiary, as additional capital. The net proceeds will also support future growth, which may include organic growth in existing markets and opportunistic acquisitions of all or part of other financial institutions.

Keefe, Bruyette & Woods, Inc., a Stifel company, is the sole book-running manager for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may only be made by means of a prospectus, a copy of which may be obtained by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559. Copies of the prospectus may also be obtained from the SEC's website at: www.sec.gov.

About River Valley Bancorp

River Valley Bancorp is the bank holding company for River Valley Financial Bank, which was founded in 1875. The Bank is headquartered in Madison, Indiana, located along the Ohio River, and serves clients in southeastern Indiana and northern Kentucky from its 14 full-service office locations in Clark, Floyd, Jackson, Jennings, Jefferson and Ripley Counties in Indiana, and in Carroll County in Kentucky. As of March 31, 2014, River Valley had total consolidated assets of $483.9 million, total deposits of $401.2 million and total stockholders’ equity of $36.1 million.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949